UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2019

SCYNEXIS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

(Address of principal executive offices, including zip code)

(201)-884-5485

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On March 7, 2019, SCYNEXIS, Inc. entered into a Senior Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with Puissance Life Science Opportunities Fund VI (the “Investor”). Pursuant to the Note Purchase Agreement, on March 7, 2019, SCYNEXIS issued and sold to the Investor $16 million aggregate principal amount of its 6.0% Convertible Senior Notes due 2025 (the “Notes”). The Notes were issued and sold for cash at a purchase price equal to 100% of their principal amount, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), due to the notes being issued to one financially sophisticated investor.

The Notes will bear interest at a rate of 6.0% per annum, payable semiannualy in arrears on March 15 and September 15 of each year, beginning September 15, 2019. The Notes will mature on March 15, 2025, unless earlier converted, redeemed or repurchased. The Notes constitute general, senior unsecured obligations of SCYNEXIS.

The holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2025 into shares of SCYNEXIS’s common stock. The initial conversion rate is 739.0983 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $1.35, and is subject to adjustment in certain events described in the Note Purchase Agreement. Holders who convert may also be entitled to receive, under certain circumstances, an interest make-whole payment payable in shares of common stock. In addition, following certain corporate events that occur prior to the maturity date, SCYNEXIS will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event. Subject to adjustment in the conversion rate, the number of shares that SCYNEXIS may deliver in connection with a conversion of the Notes, including those delivered in connection with an interest make-whole payment, will not exceed a cap of 813 shares of common stock per $1,000 principal amount of Notes.

On or after March 15, 2022, SCYNEXIS has the right, at its election, to redeem all or any portion of the Notes not previously converted if the last reported sale price per share of common stock exceeds 130% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date SCYNEXIS sends the related redemption notice. The redemption price will be 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the Note Purchase Agreement) occurs, then, subject to certain exceptions, SCYNEXIS must offer to repurchase the Notes for cash at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

If certain bankruptcy and insolvency-related events of default with respect to SCYNEXIS occur, the principal of, and accrued and unpaid interest on, all of the then outstanding Notes shall automatically become due and payable. If any other event of default occurs and is continuing, the holders of at least 25% in principal amount of the outstanding Notes, by notice to SCYNEXIS, may declare the principal of, and accrued and unpaid interest on, all of the then outstanding Notes to be due and payable. Notwithstanding the foregoing, the Note Purchase Agreement provides that, to the extent SCYNEXIS elects, the sole remedy for an event of default relating to certain failures by SCYNEXIS to comply with certain reporting covenants in the Note Purchase Agreement will, for the first 180 days after such event of default, consist exclusively of the right to receive additional interest on the Notes.

SCYNEXIS granted the Investor certain registration rights requiring SCYNEXIS to register, under the Securities Act, the resale of the shares of common stock issuable upon conversion of the Notes.

The foregoing description is only a summary and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement

The information provided above under Item 1.01 is incorporated by reference under this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information provided above under Item 1.01 is incorporated by reference under this Item 3.02.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Senior Convertible Note Purchase Agreement, dated as of March 7, 2019, among SCYNEXIS, Inc., as Issuer, Puissance Capital Management, as the Investor, (including the form of Note attached thereto as Exhibit A).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2019	Scynexis, Inc.

	By:	/s/ Eric Francois
	Name:	Eric Francois
	Title:	Chief Financial Officer